Exhibit 99.1
FOR IMMEDIATE RELEASE
Willbros Reports First Quarter 2011 Results
•	Twelve month backlog at March 31, 2011 of $1.06 billion
•	Total backlog at March 31, 2011 of $2.3 billion
•	Term loan debt reduced by $28.8 million in first quarter
•	Decision to discontinue Canada cross-country pipeline construction
•	Company to host a conference call on Tuesday, May 10, 2011 at 9:00 a.m. Eastern Time
HOUSTON, TX, MAY 9, 2011 — Willbros Group, Inc. (NYSE: WG) announced today financial results for the first quarter 2011. The Company recorded a net loss from continuing operations in the first quarter of $44.4 million, or $0.94 per share, on revenue of $412.3 million. Contributing to the loss were charges of $8.4 million on non-performing projects in Canada, low capacity utilization caused by extreme weather conditions across North America in January and February and typical seasonality of the business model. First quarter results were also negatively impacted by $14.4 million in tax expense, or $0.30 per share, related to repatriation of cash from international operations; and $2.7 million in interest expense related to the write-off of original issue discount and deferred financing costs as well as a prepayment premium. The first quarter loss was partially offset by a non-cash $6.0 million reduction in the fair value of the earn-out liability associated with the acquisition of InfrastruX.
Management noted that, in March, resource utilization in U.S. Upstream and in the Utility T&D segment improved markedly with mobilization on the Haynesville extension of the Acadian pipeline and Texas CREZ electric transmission work for Oncor. The return to normal weather conditions enabled the Company to make considerable progress on the BP Solar project in the Northeast and to begin mobilizing on two transmission construction projects in Maine. With better weather and work on these projects under way, the Company’s performance in March was substantially improved relative to the first two months of 2011.
Randy Harl, President and Chief Executive Officer, commented, “Despite the difficult quarter, the operating results we achieved in March set the stage for the improvements that we expect to see in the second quarter.”
“We are also making progress toward our recently stated 2011 objectives to return to profitability and to strengthen our balance sheet. During the first quarter we paid down $28.8 million of debt toward our objective to reduce debt by $50 to $100 million by the end of 2011. We also committed to reviewing our businesses to identify underperforming or non-strategic business units and underutilized assets that can be sold, closed or discontinued to improve future profitability and further reduce debt. As a result of our analysis, we believe that opportunities for growth in Canada are greater for Willbros in the oil sands maintenance, fabrication and facilities construction markets, rather than in the cross-country pipeline construction market. Therefore, starting in the second quarter, we have made the decision to discontinue our Canadian cross-country pipeline construction business. We anticipate that the assets of this business can be sold or redeployed in the next year, after we complete all its project commitments in an orderly fashion. We believe we can achieve more predictable margins by focusing on the more attractive maintenance and capital projects driven by investment in the oil sands in northern Alberta,” Harl added.

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	1 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

“Our vision for the Company remains one of profitable growth, diversification and a risk-limited project portfolio. Today, we are a larger, more diverse organization and our focus is on improving our execution and maximizing our exposure to the best growth opportunities in order to deliver positive results. Market conditions in all our segments have been improving since the latter part of the first quarter. High oil prices are driving a shift to more drilling rigs operating in liquids rich plays, and we are positioned well for future development of surface facilities, gathering and process systems, and terminal work. The historical trend of our earnings results late in the oil and gas development cycle, leads us to believe we are poised for an earnings breakout in 2012. We currently have greater visibility as we focus on building backlog and concentrate the entire organization on improved execution and risk reduction. We are now experiencing much higher utilization of our resources and currently expect strong revenue growth in the second quarter, leading to profitable operating performance.”
Backlog(3)
At March 31, 2011, Willbros reported backlog from continuing operations of $2.3 billion compared to $2.2 billion at December 31, 2010 and $483 million at March 31, 2010. The year—over-year increase is primarily related to the backlog associated with the InfrastruX acquisition. Historically, the Company has only recognized Master Service Agreement (“MSA”) backlog for the first twelve months following the reporting date. In conjunction with the InfrastruX acquisition and the resulting material increase in future MSA work, the Company is now reporting all expected MSA backlog until the conclusion of the contract. At March 31, 2011, $1.3 billion of the $2.3 billion backlog represents MSA backlog expected to be worked off in periods beyond twelve months from the reporting date and is comprised of $944 million and $306 million for the Utility T&D and Upstream segments, respectively.
Mr. Harl continued, “We are fully engaged in reviewing all our business unit strategies to measure their progress and identify additional cost savings and cross selling opportunities. Our complementary service offerings give us high confidence that we will capture significant new assignments in the Eagle Ford region and we are now working on projects in the Bakken. We have also introduced additional processes into the Utility T&D segment and believe this increased focus will enable us to identify the best opportunities for revenue growth and profit potential in this segment.”

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	2 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

Segment Operating Results
Upstream
For the first quarter of 2011, the Upstream segment reported an operating loss of $14.6 million on revenue of $227.2 million. First quarter operating results were reduced by $8.4 million due to further losses on non-performing projects in Canada. Seasonality of the U.S. pipeline construction industry typically translates into lower operating income in the first quarter; however, excluding the losses in Canada, the Upstream segment operating results improved as compared to the first quarter 2010 loss of $10.9 million.
Downstream
For the first quarter of 2011, the Downstream segment reported an operating loss of $4.4 million on revenue of $50.5 million, primarily as a result of work delayed to future quarters. The Downstream segment in the first quarter continued to be impacted by seasonality and curtailment of customer spending for small capital projects and maintenance in the refining sector. First quarter 2011 operating results declined as compared to the fourth quarter 2010, excluding the goodwill impairment charges, and improved as compared to the first quarter 2010 loss of $9.0 million. The Downstream segment was successful in adding new tank, turnaround and government projects to its work under contract in the first quarter. Improving crack spreads in the refining industry should not only support additional spend on maintenance and small capital projects; but also increase the likelihood of non-critical shutdowns moving further into the future.
Utility T&D
For the first quarter of 2011, the Utility T&D segment, created from the InfrastruX acquisition in July 2010, reported an operating loss of $16.3 million on revenue of $134.6 million. First quarter operating results were negatively impacted by extreme weather conditions in January and February and low utilization rates of resources committed to the anticipated start of work under contract. Late in the first quarter, the majority of these underutilized resources were deployed on projects in the Northeast and on Texas CREZ transmission construction projects.
Liquidity
At March 31, 2011, the Company had $79.3 million of cash and equivalents. The Company utilized $28.8 million in cash to reduce the term loan in the first quarter. A key focus for the Company this year is to improve its financial flexibility by reducing its leverage by paying down debt. The Company’s objective is to achieve a 3.0 to 1.0 (or less) leverage ratio and open up full access to its credit facility.
Guidance
Van Welch, Willbros Chief Financial Officer, reaffirmed previously provided expectations for 2011, “We expect annual revenue to range from $1.5 to $1.7 billion, excluding Canada cross-country pipeline construction; debt reduction of $50-$100 million by the end of the year; and SG&A reduced to 6-8 percent of revenue. Based on current information, and with greater utilization driven by project work now underway in Texas, Louisiana and the Northeast, we expect to report profitable operating results in the second quarter.

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	3 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

“Our approved capital expenditure budget for 2011 is $29.7 million, but capital spending is expected to be a function of future work commitments and the terms and conditions offered in the equipment rental market.”
Conference Call
In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday May 10, 2011 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros First Quarter Earnings Conference Call

When:	Tuesday, May 10, 2011 — 9:00 a.m. Eastern Time

How:	Live via phone — By dialing 913-981-5559 or 888-213-3710 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.
For those who cannot listen to the live call, a replay will be available through May 24, 2011, and may be accessed by calling 719-457-0820 or 888-203-1112 using pass code 6815176#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; disruptions to the global credit markets; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	4 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Income Statement
Contract revenue
Upstream O&G	$227,232	$76,501
Downstream O&G	50,515	60,495
Utility T&D	134,578	—

	412,325	136,996

Operating expenses
Upstream O&G	241,876	87,407
Downstream O&G	54,904	69,511
Utility T&D	150,854	—
Changes in fair value of earn out liability	(6,000)	—

	441,634	156,918

Operating income (loss)
Upstream O&G	(14,644)	(10,906)
Downstream O&G	(4,389)	(9,016)
Utility T&D	(16,276)	—
	6,000

Operating loss	(29,309)	(19,922)

Other expense
Interest — net	(14,783)	(2,107)
Other — net	387	1,971

	(14,396)	(136)

Loss from continuing operations before income taxes	(43,705)	(20,058)
Provision (benefit) for income taxes	402	(8,140)

Loss from continuing operations	(44,107)	(11,918)
Loss from discontinued operations net of provision (benefit) for income taxes	(791)	(1,130)

Net loss	(44,898)	(13,048)
Less: Income attributable to noncontrolling interest	(271)	(256)

Net loss attributable to Willbros Group, Inc.	$(45,169)	$(13,304)

Reconciliation of net loss attributable to Willbros Group, Inc.
Loss from continuing operations	$(44,378)	$(12,174)
Loss from discontinued operations	(791)	(1,130)

Net loss attributable to Willbros Group, Inc.	$(45,169)	$(13,304)

Basic loss per share attributable to Company shareholders:
Continuing operations	$(0.94)	$(0.31)
Discontinued operations	(0.02)	(0.03)

	$(0.96)	$(0.34)

Diluted loss per share attributable to Company shareholders:
Continuing operations	$(0.94)	$(0.31)
Discontinued operations	(0.02)	(0.03)

	$(0.96)	$(0.34)

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	5 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(36,212)	$792
Investing activities	16,231	(3,112)
Financing activities	(41,867)	(5,378)
Foreign exchange effects	1,026	843
Discontinued operations	(990)	(1,527)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	47,316	38,942
Diluted	47,316	38,918
EBITDA(1)	$(10,384)	$(9,734)
Capital expenditures	(1,886)	(5,805)

Reconciliation of Non-GAAP Financial Measure

EBITDA (1), (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$(44,378)	$(12,174)
Interest — net	14,783	2,107
Provision (benefit) for income taxes	402	(8,140)
Depreciation and amortization	18,809	8,473
Goodwill impairment	—	—

EBITDA	(10,384)	(9,734)

Changes in fair value of contingent earnout liability	(6,000)	—
DOJ monitor cost	2,481	3,324
Stock based compensation	1,401	2,010
Restructuring and reorganization costs	145	(181)
Acquisition related costs	43	796
Gains on sales of equipment	(607)	(1,605)
Noncontrolling interest	271	256

Adjusted EBITDA (2)	$(12,650)	$(5,134)

Balance Sheet Data	3/31/2011	12/31/2010
Cash and cash equivalents	$79,289	$141,101
Working capital	192,441	269,500
Total assets	1,269,043	1,285,802
Total debt	355,212	387,933
Stockholders’ equity	480,534	523,540

Backlog Data (3)
Total By Reporting Segment
Upstream O&G	$714,763	$685,074
Downstream O&G	116,561	107,077
Utility T&D	1,509,894	1,383,876

Total Backlog	$2,341,218	$2,176,027

Total Backlog By Geographic Area
North America	$2,302,600	$2,125,830
Middle East & North Africa	37,796	45,728
Other International	822	4,469

Total Backlog	$2,341,218	$2,176,027

12 Month Backlog	$1,055,377	$946,315

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	6 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

(1)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)
Adjusted EBITDA is defined as earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments, as adjusted for other items that management considers to be non-recurring, unusual or not indicative of our core operating performance. Management uses Adjusted EBITDA for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and presentations made to our analysts, investment banks and other members of the financing community who use this information in order to make investing decisions about us. Most of the adjustments reflected in Adjusted EBITDA are also included in performance metrics under our credit facilities and other financing arrangements. However, Adjusted EBITDA is not a financial measurement recognized under U.S. generally accepted accounting principles. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)
Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer.

###

Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	7 of 7 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035